Exhibit 99.1

VIVUS, Inc.

2015Q3 Financial Results Teleconference

04-Nov-2015, 04:30pm EST/01:30pm PST

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2015 Third Quarter Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this teleconference is being recorded.

And now I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development and Investor Relations.

Dana B. Shinbaum, Head-Corporate Development & Investor Relations, VIVUS, Inc.

Thank you, Operator. Good afternoon, everyone, and welcome to today’s teleconference. Joining me are Seth Fischer, Chief Executive Officer, and Mark Oki, Chief Financial Officer.

During this call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others.

These forward-looking statements are based on VIVUS’ current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors are advised to read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2014, as filed on February 25, 2015 and as amended by the Form 10-K/A filed on April 30, 2015, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I will now turn the call over to Mr. Seth Fischer, CEO.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Thank you, Dana. Hello, everyone, and thank you for joining us. Today we will provide some recent perspective on the obesity pharmacotherapy market and Qsymia and the progress made during the past quarter. We will also comment on the current status of avanafil commercialization and review our most recent financial results.

During third quarter 2015, we observed the traditional seasonality seen in past years as growth in the anti-obesity pharmacotherapeutics category slowed on a quarter-to-quarter basis. Branded anti-obesity agents continue to develop at a substantially slower rate than expected, held in check by factors including physician caution and reluctance to prescribe, historical hangover from past experiences with prescribing other agents, public and private payor resistance to reimburse and lack of widespread consumer demand.

Entrenched provider habit is evident in the fact that generic phentermine, which is indicated only for short-term use, still comprises 80% of total prescription volume in the oral anti-obesity category. The slower growth of the obesity market and the flattening of Qsymia uptake led to a thorough re-evaluation of our operations and a resizing of our commercial and corporate head count.  In August 2015, we reduced our Qsymia sales force to 50 territories and streamlined our headquarters staff. The objective of this restructuring was to align our resources with obesity market realities and the opportunity as it currently exists.

Total prescriptions in the anti-obesity category grew approximately 12% for the moving annual total ending September 2015 over the moving annual total ending September 2014, according to IMS. Branded anti-obesity products grew at a slower rate than has been observed in previous quarters.

Generic phentermine continues to dominate the category comprising approximately 80% of the prescription anti-obesity market. Physicians remain comfortable prescribing generic phentermine for short-term weight management, and we believe the long-term upside potential for branded products remains substantial as evidenced by a recent report from the U.S. Centers for Disease Control showing that the adult obesity rate exceeds 20% with certain states approaching twice that figure.

However, the nature of reimbursement for obesity pharmacotherapeutics continues to evolve slowly and public and private payors are still among the keys to unlocking widespread adoption of these potentially beneficial medications.

Third-party coverage for Qsymia in the third quarter of 2015 remained at 40% and has been consistent on a month-to-month basis throughout the past quarter. The introduction earlier this year into both houses of Congress of the Treat and Reduce Obesity Act of 2015 was an encouraging sign, and we await action on this important legislation that would remove the current restrictions to coverage of anti-obesity medications for Medicare beneficiaries.

Qsymia total prescription volume grew approximately 4.3% in the third quarter of 2015, compared to third quarter of 2014 with demand reflecting some typical seasonality on a weekly and monthly basis. Since the launch of the brand, nearly 1.4 million Qsymia prescriptions have been filled for approximately 312,000 unique patients.

From what has been observed through an ongoing post-marketing study and routine safety surveillance, there is consistency in demographics and safety data when compared to our pivotal clinical trials. We believe this suggests appropriate use of our product and provides a measure of support for its safety and tolerability profile.

Our commercial focus on healthcare providers in the third quarter of 2015 continued to target the most productive prescribers of anti-obesity medications. Promotional efforts in support of Qsymia, both representative driven, as well as non-personnel initiatives, have helped to sustain Qsymia new and total prescription market share among our targeted healthcare providers in the face of increasing competitive activity.

At mid-year 2015, we initiated a specialty sales force co-promotion pilot program with Kadmon Corporation intended to introduce Qsymia to new potential prescribers, specifically liver disease specialists. This pilot program will be evaluated at year-end 2015.

In addition, through a separate pilot, we offered a targeted group of high potential healthcare providers a program designed to deliver three-and-a-half months of real world clinical experience with Qsymia for appropriate patients who may not have had the opportunity to try our product. This provider-centered free trial offer program saw continued success throughout the third quarter of 2015, and the impact of the pilot and ROI are currently being evaluated.

Our objective of our digital campaign is to help direct increasing numbers of informed consumers to productive Qsymia writers. We are amplifying our messages through digital media to information-seeking consumers, those most likely to take action and speak with their physicians about prescription obesity treatment options. We believe our enhanced web-based strategies continue to deliver clear and compelling communications to potential patients. Recent indicators suggest that implementation of these strategies is making an impact with the intended audiences in terms of productive engagement and follow-through.

We are also expanding in a cost-effective manner our presence in the obesity market through other types of outreach targeting lapsed patients, those who have failed other therapies and those who have yet to try pharmacotherapy.

Regarding the FDA-required Qsymia cardiovascular outcomes trial, or CVOT, known as AQCLAIM, VIVUS is working with leading clinical experts in planning substantial revisions to the original design and execution of the CVOT with the goal of reducing costs while also fulfilling the requirements of further demonstrating the long-term cardiovascular safety of Qsymia.

We have met with the FDA to provide a program update and to share our plan to modify the CVOT design. The dialogue is ongoing and the next steps will be a meeting contemplated for the first half of 2016 with the FDA to review input from our clinical advisors regarding alternative proposals that will satisfy the requirements.

In parallel, as one component of this clinical project, we will plan to conduct and complete by 2017 a Qsymia heart rate variability study that will guide and inform the redesigned CVOT. The total cost of this study is expected to be approximately $4 million.

Turning now to avanafil. We continue to work closely with Endo Pharmaceuticals, Menarini and Sanofi, our commercial aligned partners for avanafil in the U.S., Europe and certain rest-of-world territories, respectively. Earlier this year, Endo completed its acquisition of Auxilium and with it gained the commercial rights to STENDRA for erectile dysfunction in the U.S. and Canada. Endo is implementing its plan and programs for STENDRA.

SPEDRA, as avanafil is known in the EU and other parts of the world, is now available in Europe at retail pharmacies in 25 countries within the Menarini Territory. With the approval by European regulatory authorities to include the 15-minute onset of action data in the SPEDRA label, as announced in January 2015, we believe that Menarini has a critical point of differentiation within the ED market via which to promote the product.

For Latin America and certain Asian countries, we are in ongoing discussions with potential partners for license and commercialization arrangements, and we plan to make an announcement as soon as an alliance is secured. The total potential value of the license and milestone payments from the avanafil alliances completed to date is $461 million plus royalties, of which VIVUS has received $118 million thus far plus royalties.

I will now pass the call over to Mark Oki, our CFO, for an update on the financials. Mark?

Mark K. Oki, Chief Financial & Accounting Officer, VIVUS, Inc.

Thank you, Seth. Good afternoon, everyone. I’ll now discuss our financial results for the quarter ended September 30, 2015. I also refer you to the financial results and recent business updates included in our press release issued earlier today.

Total revenue was $24.9 million and $33.9 million in the third quarters of 2015 and 2014, respectively. Net product revenue from the sales of Qsymia was $14 million and $12.5 million in the third quarters of 2015 and 2014.

Under our commercialization agreements for STENDRA and SPEDRA, we recognized $10 million in supply revenue in the third quarter of 2015, compared to $5.3 million in 2014. We also recognized $0.9 million in royalty revenue in the third quarter of 2015, as compared to $1.1 million in 2014.

Approximately 146,000 Qsymia prescriptions were dispensed in the third quarter of 2015, which compares to 140,000 in 2014. In the current quarter, approximately 63% of Qsymia total prescriptions included either a free good or a discount offer as compared to 61% in the third quarter of 2014. Net revenue per prescription, excluding free trial offer prescriptions, was $117 and $113 in the third quarters of 2015 and 2014, respectively.

As a reminder, we record revenue for the sales of Qsymia on all sell-through models whereby revenue is recognized when a prescription is dispensed to a patient. As of September 30, 2015, our deferred revenue related to the sales of Qsymia was $19.4 million, which represents the product shipped to the wholesalers but not yet dispensed to patients.

Total cost of goods sold was $11.8 million and $7.3 million in the third quarters of 2015 and 2014, respectively. The increase was due primarily to the cost of STENDRA supply in proportion to the increase in supply revenue.

Total selling, general and administrative expense was $17.1 million and $27.8 million in the third quarters of 2015 and 2014, respectively. Specifically, selling and marketing expenses for the commercialization of Qsymia totaled $11.0 million and $18.4 million in the third quarters of 2015 and 2014, respectively. The decrease was due primarily to the realignment of our sales force, refinement of our marketing and promotional program, and continued cost cutting initiatives.

Total research and development expense was $1.5 million and $2.6 million in the third quarters of 2015 and 2014, respectively. The fluctuation was due primarily to the timing of clinical projects.

We incurred charges for severance of approximately $2.5 million in the current quarter, related to our restructuring plan, which was initiated in July 2015. We expect annual savings from this restructuring of approximately $14.4 million beginning in 2016.

Cash, cash equivalents and available-for-sale securities totaled $251.1 million at September 30, 2015, as compared to $299.6 million at December 31, 2014. The decrease was primarily due to cash used in operating activities and the repayment of debt.

I will now return the call to Seth for closing comments.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Thanks, Mark. We believe that the anti-obesity pharmacotherapy will ultimately grow in importance and that Qsymia will gain greater acceptance among healthcare providers and their patients who are seeking a safe and effective solution in addition to diet and exercise that has proven to deliver 10% weight loss. However, the market reality dictates ongoing caution and discipline with respect to resource management, especially in light of the market opportunities as we see them.

VIVUS remains pleased with the current and future value-creating opportunities stemming from our avanafil franchise. The product is in good commercial hands and we look forward to finalizing an alliance for Latin America.

The areas of focus for VIVUS for the balance of 2015 are: deliver a strong efficacy and safety message about Qsymia for obesity through our more focused field sales force, as well as non-personnel promotional activities to key healthcare providers to help expand first-line prescribing and maintain continuing use; utilize digital media to activate new patients seeking treatment for obesity and help direct them into targeted healthcare provider offices prepared to discuss Qsymia; advance our efforts to fulfill in a cost-effective manner the remaining Qsymia regulatory post-marketing requirements; manage our avanafil alliances with Endo, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world; and maintain our overall cost structure.

We are now happy to take your questions.

Question and Answer Section

Operator

Thank you. [Operator Instructions]

Our first question comes from the line of Jessica Fye with JPMorgan. Your line is now open.

Jessica M. Fye, Analyst, JPMorgan Securities LLC

Hey, guys. Thanks for taking my question. A couple of questions, I guess, about the competitive landscape. Can you talk a little bit about what you’re seeing with Saxenda kind of coming into the market? And then, kind of looking out ahead, I’d love to hear your thoughts about Arena’s decision to not pursue development of BELVIQ in combination with phentermine, kind of your thoughts there.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Yes, so Saxenda has certainly had growth and I’d say it’s moderate growth. I think it’s primarily being utilized, I would say, with patients that have obesity, but also suffering from diabetes. So we continue to monitor their overall place in the market and how, in fact, physicians are seeing that in their armamentarium to treat. It’s clearly a more expensive therapy, quite a bit more expensive than the current oral therapy.

As far as Arena and the not pursuing the combination with phentermine, I mean, I guess that question, Jessica, is probably best asked to them. I got the news exactly at the same time you guys did where we do know that their clinical trials, I’m not sure showed a huge benefit to adding phentermine to BELVIQ. So that may be why they didn’t pursue it.

Jessica M. Fye, Analyst, JPMorgan Securities LLC

Okay. Got it. And I guess, not sure how to really frame this question or ask it, but do you guys have any comments about the Icahn tender for the converts? I know the Board put out that kind of neutral opinion, but just anything else there?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

No, our opinion was neutral on the converts and that’s where we remain.

Jessica M. Fye, Analyst, JPMorgan Securities LLC

Thanks.

Operator

Our next question comes from the line of Simos Simeonidis from RBC Capital Markets. Your line is now open.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Hi, guys. Thank you for taking the questions. Seth, are you pursuing a partnership for Qsymia in the U.S. or other territories?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

We remain opportunistic around partnerships and certainly if the right partnership that makes sense for both partners comes about, we’re certainly open to that. But that is still an active part of our overall strategy for the product, yes.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

And has the fact that the market, the obesity market, overall hasn’t, as you mentioned, grown at the rate perhaps some people were thinking, has that made finding a partner more difficult, or it has not played a role?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Well, I think that each of the partners are going to evaluate the growth of this market based on their own criteria. We believe we still have a very important product and a very efficacious product in the category and certainly, there’s — we believe there’s still opportunity for partnership.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Okay. Then going back to the Carl Icahn issue, I mean, have you had meetings with him or members of his team?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

We have had no meetings since the tender offer. No.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Have not. Okay. And I was wondering if you can comment. We saw that the announcement came out on September 9, and six days later, you appointed three new Board members. Can you help us understand that?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Oh no, we had always planned to add new Board members for VIVUS because we had gotten to a relatively low point based on the changes that we had seen at the Board. So that was all fully planned prior to any tender offers.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

So it was purely coincidental that six days later you appointed three new Board members?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Yes, it is purely coincidental.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Okay. And finally a question about the CVOT.  Can you help us understand how you are framing your discussions with the Agency? You have the obligation or it’s a requirement, I should say, that you have to do this trial and you have not yet started the trial yet and you say in your press release, we’re committed to involving the FDA in reviewing alternative proposals. I would say that’s probably a very generous way to put it. You kind of have to involve the FDA; otherwise, the alternative will be to get the drug off the market. So, what is your argument to the agency to say we’re not going to do what we agreed to do, we want to do a much smaller study. How would that fly?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Well, all I can tell you, Simos, is we have involved the FDA and they’re open to hearing different trial designs. The FDA I think has an ongoing dilemma with how many different CVOTs are currently going on in the Metabolic Division and we believe that there are reasonable alternatives. We also believe that new leadership at FDA may have different views going forward about how these types of trials are conducted. So until we have our advisory — our internal advisory group weigh in and go back to the FDA, it’s difficult to comment what the next steps will be.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Okay. And the final question on the Kadmon arrangement you have, can you tell us how many sales reps, what other products they’re detailing and what position Qsymia is on? Thank you.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Kadmon has approximately 20 sales reps currently positioning Qsymia within their bag. Quite honestly, I can’t tell you all the other products they may carry within the bag.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

And what position — I mean, is it one of five, one of two, one of ten products?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

No, I think it’s like one of two, and it’s a primary position for them.

Simos Simeonidis, Analyst, RBC Capital Markets LLC

Great. Thank you very much for taking the questions.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Sure.

Operator

Our next question comes from the line of Alan Carr with Needham & Company. Your line is now open.

Alan Carr, Analyst, Needham & Co. LLC

Hi. Thanks for taking my questions. I guess to follow up on Simos’, you did add three members there. I wondered if that might lead to re-evaluation of strategy at the company. And then also, can you give us an update on average treatment duration for Qsymia.  Has that changed?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

So let me start with the average duration, Alan. We’re still right around four to four-and-a-half months based on what we can pick up from the retail data. As we’ve said before, that’s somewhat difficult to ascertain in almost any product category only because of the choppiness of the data due to payors and how much they will allow refills, et cetera, within the market. So you look at almost any category of chronic drug, you do see about four months of use. I know people think that we can clearly ascertain that from the REMS, but it’s really still difficult even with that data to really see how long a patient has stayed on drug.

As far as the new Board members, we’re always looking at the overall strategy for the company. We continue to evaluate what’s the appropriate things for us to do with our current portfolio as well as assessing new portfolios. So I would tell you, yes, we would hope that they will be helpful in assessing these strategies.

Alan Carr, Analyst, Needham & Co. LLC

All right. Thanks very much.

Operator

Our next question comes from the line of Matthew Andrews with Wells Fargo Securities. Your line is now open.

Matthew J. Andrews, Analyst, Wells Fargo Securities LLC

Hey. Good afternoon. Thanks for the chance to ask some questions. Seth, so just curious, what would be the key market condition that would spur you to reassess your investment in the U.S. market in the future? Is it really the Medicaid — I’m sorry, change in Medicare through Congress, or would it be seismic shift, if you will, with private payors?

Two, can you talk about your views on the European market opportunity relative to the U.S.? That’s presumably part of the reason you’re conducting AQCLAIM, is to get to the European market. And then, three, if you could characterize pharma’s interest in the European opportunity since you have those rights and [unintelligible] competition that is looking to license.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Matthew, I’m sorry you’re cutting a little in and out. Could you repeat the third question, Matthew?

Matthew J. Andrews, Analyst, Wells Fargo Securities LLC

Yeah, yeah, sorry. Could you characterize pharma’s interest in the European opportunity since you still have those rights and if you’re looking to license those?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

So let’s first talk about — you talked about or asked about a catalyst that I would see in the U.S. market that may, in fact, accelerate the adoption of these products.

Matthew J. Andrews, Analyst, Wells Fargo Securities LLC

More so your reinvestment in the States? Yeah.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Right. So, and this is linked certainly to our investment in the area. The payor change in the federal government to me is a pretty important change because I’m not sure that commercial payors for any of the companies that are currently in the FDA-approved oral anti-obesity or even injectable anti-obesity agents are going to accelerate unless they see the federal government move on to covering this important area.

As I stated, I believe, on the previous quarter call, unfortunately, with an election year coming up in 2016, I’m just not confident that we’re going to see a lot of rapid change in payor reform. So I think that we may see some momentum, but I think the majority of that momentum would probably come after the election. But I do believe that that’s one of the catalysts.

Commercial payors I think have been very cautious in their coverage in this category. I think they still fear that all the wrong patients, even though the data would suggest otherwise, that anybody that wants to lose just a few pounds will come forward and want reimbursement for these types of drugs. So I don’t see it accelerating from that standpoint. I think the federal government has to step up in this regard.

The European market is still a very important market. I do see it, in fact, tied to AQCLAIM. So, the work that we’re doing again with advisors to go back to the FDA for a re-design of the trial, we already have agreement from European authorities that they would accept any type of an interim analysis to look into further approval of the product. So until we come forward with a new protocol with FDA and get their feedback, it will be hard for us to go back to European authorities on what an interim analysis may in fact look like.

As far as the pharma European opportunity, we clearly have 100% of the rights for Europe and discussions with partners, I think, will only take place once we clarify what the road forward would look like with an interim analysis in Europe. Does that answer your questions, Matthew?

Matthew J. Andrews, Analyst, Wells Fargo Securities LLC

Yeah, it does. Thank you very much.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Thank you.

Operator

Our next question comes from the line of Bob Ai with WallachBeth. Your line is now open. Please go ahead.

Bob Ai, Analyst, WallachBeth Capital LLC

Hi. Thank you for taking my question. My question is, so how confident are you now with the goal of breakeven by year-end 2016?

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

The breakeven is still a clear goal for the company. We believe we’ve done a lot to get our current costs in order, and we’re currently continuing to focus on that type of a goal.

Bob Ai, Analyst, WallachBeth Capital LLC

And how much — I noticed that the R&D spending, you know, $1.5 million a quarter, you probably can’t cut too much and how much more expense do you still need to cut from I guess the SG&A to achieve that goal?

Mark K. Oki, Chief Financial & Accounting Officer, VIVUS, Inc.

Well, the R&D line will change over time. So it was $1.5 million for this quarter, but we expect it to go up in the fourth quarter and into 2016 just based on the timing of clinical trials of our post-marketing requirements. And then the G&A side, we’ll continue to look at it. We do have obligations as a public company that we must maintain and so we’re in the middle of our budgeting progress for 2016 and so we will look at it and determine how much flexibility we have on cutting those costs.

Bob Ai, Analyst, WallachBeth Capital LLC

Okay, Mark. Thank you.

Mark K. Oki, Chief Financial & Accounting Officer, VIVUS, Inc.

Sure.

Operator

Thank you.  At this time, I’m showing no further questions. I would now like to turn the call back to CEO Seth Fischer, for any further remarks.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Yeah, thank you and thank you, everyone, for calling in today. We’ll look forward to continuing to update the market on a routine basis. Thank you.

Operator

Ladies and gentlemen, thank you for participating. This does conclude today’s program and you may all disconnect. Everyone have a great day.